Exhibit 3.5

FOURTH CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COGNITION THERAPEUTICS, INC.

Cognition Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as the same may be amended from time to time (“DGCL”),

DOES HEREBY CERTIFY THAT:

FIRST:          That the Board of Directors (the “Board”) of the Corporation duly adopted resolutions declaring advisable the following amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, that was originally filed with the Secretary of State of the State of Delaware on November 14, 2016, and that this amendment was submitted to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), shall be further amended pursuant to the Fourth Certificate of Amendment to the Certificate of Incorporation in the form attached as Exhibit A hereto.

SECOND:     Thereafter, pursuant to a resolution of the Board, the holders of a majority of the outstanding shares of all classes of capital stock of the Corporation, voting together as a single class, and the holders of at least 60% of the outstanding shares of the Corporation’s Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock and Series B Convertible Preferred Stock, voting together as a separate class, voted in favor of the amendment.

THIRD:         That the foregoing amendment was duly adopted in accordance with the provisions of § 228 and § 242 of the DGCL.

[Signature follows on next page]

IN WITNESS WHEREOF, the undersigned has caused this Fourth Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation, as amended, to be signed this 27 day of April, 2021.

COGNITION THERAPEUTICS, INC.

By:	/s/ Lisa Ricciardi
Name: Lisa Ricciardi
Title: President and Chief Executive Officer

Exhibit A

FOURTH:         The total number of shares of all classes of stock that the Corporation shall have authority to issue is (i) Seventy Million (70,000,000) shares of common stock, par value $0,001 par value per share (“Common Stock”), and (ii) Fifty-One Million Nine-Hundred Eighty-One Thousand Five Hundred Thirteen (51,981,513) shares of preferred stock, $0,001 par value per share.

The following is a statement of the designations and the powers, privileges, and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.            PREFERRED STOCK

Three Million Sixty-Seven Thousand Five Hundred Nineteen (3,067,519) shares of the authorized preferred stock of the Corporation are hereby designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”); Three Million Nine Hundred Seventy Thousand Seven Hundred Seventy- Six (3,970,776) shares of the authorized preferred stock of the Corporation are hereby designated as “Series A-1 Convertible Preferred Stock” (the “Series A-1 Preferred Stock”); Three Million Five Hundred Sixty-Five Thousand Sixty-Three (3,565,063) shares of the authorized preferred stock of the Corporation are hereby designated as “Series A-2 Convertible Preferred Stock” (the “Series A-2 Preferred Stock”); Thirty Million Four Hundred Fifty Thousand (30,450,000) shares of the authorized Preferred Stock of the Corporation are hereby designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”); and Ten Million Nine Hundred Twenty-Eight Thousand One Hundred Fifty-Five (10,928,155) shares of the authorized Preferred Stock of the Corporation are hereby designated as “Series B-1 Convertible Preferred Stock” (the “Series B-1 Preferred Stock”). The Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock, and the Series B- 1 Preferred Stock are sometimes referred to herein collectively as the “Preferred Stock.” Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article Fourth refer to sections and subsections of Part A of this Article Fourth.

The Preferred Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations.

1.            Dividends.

1.1.            Accruing Dividends. From and after the date of the issuance of each respective share of the Preferred Stock, dividends at the rate of 8% per annum of the applicable Original Issue Price (as defined herein) compounded annually shall accrue on such share of the Preferred Stock (“Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided however, (i) that such Accruing Dividends shall be payable only in connection with a liquidation, dissolution or winding up of the Corporation under Section 2 (including, without limitation, in connection with a Deemed Liquidation Event), or a Mandatory Dividend under Section 1.3, and the Corporation shall not otherwise pay such Accruing Dividends and (ii) in the event a Mandatory Dividend is paid under Section 1.3, Accruing Dividends shall thereafter accrue only on the unreturned amount of the Original Issue Price after taking into account the payment of each Mandatory Dividend. As used herein, “Original Issue Price” means $0.69 per share with respect to the Series A Preferred Stock and Series A-1 Preferred Stock, $0.8415 per share with respect to the Series A-2 Preferred Stock, $0,923 per share with respect to the Series B Preferred Stock, and $1,385 per share with respect to the Series B-1 Preferred Stock (in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). After such time as the holders of the Preferred Stock receive their full Preferred Liquidation Amount (as defined below), less any and all Mandatory Dividend(s)

previously distributed with respect to shares of the Preferred Stock, the holders of the Preferred Stock will not thereafter be entitled to any additional Accruing Dividends; provided that the holders of the Preferred Stock will share in all dividends and distributions declared by the Board of Directors of the Corporation and paid by the Corporation with the holders of the Common Stock on an as if converted to Common Stock basis.

1.2.          Common Stock Dividends. The holders of the Preferred Stock shall be entitled to share in dividends payable with respect to the Common Stock as if converted and the Corporation shall not declare, pay or set aside any dividends on shares of Common Stock unless (in addition to obtaining any consents required elsewhere in this Second Amended and Restated Certificate of Incorporation, as amended) each holder of the Preferred Stock then outstanding shall first receive, or simultaneously receive, in each such instance, a dividend on each outstanding share of the Preferred Stock held by such holder as if such share of Preferred Stock had been converted into Common Stock, in an amount at least equal to the product of (a) the dividend payable on a share of Common Stock and (b) the number of shares of Common Stock issuable upon conversion of a share of the Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

1.3.          Mandatory Dividend(s).

(a)            If, prior to such time as the holders of shares of the Preferred Stock receive their full Preferred Liquidation Amount, less any and all Mandatory Dividend(s) previously distributed with respect to shares of the Preferred Stock, the Corporation or any subsidiary of the Corporation shall consummate a sale, license or other disposition for value of any or all of the Corporation’s intellectual property, in a single transaction or series of related transactions unrelated to the performance by the Corporation of research and development or other services (as determined in good faith by the Board of Directors of the Corporation, including each of the Preferred Directors) (a “Strategic Event”), at the written election of the holders of at least 60% of the then outstanding shares of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, sent to the Corporation at least 15 days prior to the effective date of a Strategic Event, the Corporation shall distribute to the holders of shares of the Preferred Stock up to 35% of the aggregate payments (including, without limitation, all option and/or milestone payments and/or all success fees) received by the Corporation as consideration in such Strategic Event as soon as reasonably practicable following receipt by the Corporation of such payments (“Mandatory Dividend”). Such Mandatory Dividend shall be distributed to the holders of the Preferred Stock on a pari passu and an as-converted to Common Stock basis until the aggregate amount of all Mandatory Dividends paid to the holders of the Preferred Stock equals the full Preferred Liquidation Amount payable on the Preferred Stock held by such holders.

(b)            The Corporation shall give each holder of record of the Preferred Stock written notice of an impending Strategic Event within ten days after the Board of Directors of the Corporation approves such Strategic Event. Such written notice shall describe the material terms and conditions of the impending Strategic Event and the provisions of this Section 1.3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than ten days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of the Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least 60% of the then outstanding shares of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

(c)            After such time as the holders of the Preferred Stock receive their full Preferred Liquidation Amount for their respective shares of the Preferred Stock, less any and all Mandatory

Dividend(s) previously distributed with respect to shares of the Preferred Stock, the holders of the Preferred Stock will not thereafter be entitled to any additional Mandatory Dividends; provided that the holders of the Preferred Stock will share in all dividends and distributions declared by the Board of Directors of the Corporation and paid by the Corporation with the holders of the Common Stock on an as if converted to Common Stock basis.

1.4.            Order of Dividend Payment. No dividends or other distributions shall be declared and/or paid on any class or series of capital stock, other than the Preferred Stock if any Mandatory Dividends have accrued and are unpaid or if any other dividends are declared and unpaid on the Preferred Stock.

2.            Liquidation Preference.

2.1.            Preferred Liquidation Amount. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, including, without limitation, any Deemed Liquidation Event (as defined below), each holder of shares of the Preferred Stock then outstanding shall be entitled to receive out of the assets legally available for distribution to its stockholders, whether from capital surplus, earnings or otherwise, on a pari passu and an as converted to Common Stock basis and prior and in preference to any distribution to the holders of any other series or class of the capital stock of the Corporation that is junior to the Preferred Stock, including, without limitation, the Common Stock, by reason of their ownership thereof, an amount per share of Preferred Stock then held by such holder equal to the Preferred Liquidation Amount, less any and all Mandatory Dividend(s) previously distributed with respect to such share of Preferred Stock. If upon the occurrence of such event, the assets and funds of the Corporation shall be insufficient to permit the payment to such holders of Preferred Stock of the full Preferred Liquidation Amount, less any and all Mandatory Dividend(s) previously distributed with respect to such share of Preferred Stock, required by the preceding sentence, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the Preferred Liquidation Amount each such holder is otherwise entitled to receive on each such share, less any and all Mandatory Dividend(s) previously distributed with respect to each such share. “Preferred Liquidation Amount” means, with respect to a share of Preferred Stock, the applicable Original Issue Price for such share of Preferred Stock plus all Accruing Dividends on such share of Preferred Stock (plus any other dividends or distributions declared but not paid on such share of Preferred Stock).

2.2.            Distribution of Remaining Assets. After payment has been made to the holders of the Preferred Stock of their full Preferred Liquidation Amount required by Section 2.1, less any and all Mandatory Dividend(s) previously distributed with respect to each such share, the remaining assets or surplus funds of the Corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock and the holders of the Preferred Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all shares of the Preferred Stock into Common Stock).

2.3.            Deemed Liquidation Events. At the option of the holders of at least 60% of the then outstanding shares of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, the occurrence of each of the following events shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2 (each, a “Deemed Liquidation Event”):

(a)            either a transaction or series of related transactions in which any individual, corporation, partnership, trust, limited liability company, association or other entity (each, a “Person”), or group of related Persons, acquires from the stockholders of the Corporation, shares representing at least a majority of the outstanding voting power of the Corporation;

(b)            a sale and/or issuance (or series of sales and/or issuances) by the Corporation of securities of the Corporation representing, after the issuance of such securities, more than fifty percent (50%) of all voting securities of the Corporation to persons other than stockholders of the Corporation as of immediately prior to such sale(s) and/or issuance(s);

(c)            a sale, conveyance or disposition (in one or a series of related transactions) by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole;

(d)            a grant of an exclusive license or other transfer (in one or a series of related transactions) by the Corporation and/or any subsidiary of the Corporation of a material amount of the technology or intellectual property of the Corporation and its subsidiaries taken as a whole; or

(e)            a consolidation or merger of the Corporation with or into any other entity or entities or a reorganization of the Corporation or similar transactions, provided, however, that a consolidation, merger, reorganization or similar transaction involving the Corporation shall not constitute a Deemed Liquidation Event if following completion of the transaction, the holders of shares of the Corporation immediately prior to the transaction own shares that represent a majority of the voting power of the surviving corporation.

2.4.            Amount Paid Deemed Paid or Distributed. Whenever the distribution provided for in Subsection 1.3 or in this Section 2 shall be payable in any assets other than cash, the value of the assets to be distributed shall be the fair market value thereof, determined as follows:

(a)            Freely traded securities:

(i)            If traded on a securities exchange, the value shall be based on the formula specified in the definitive agreements for the Deemed Liquidation Event(s) or if no such formula exists, then the value of such securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three days prior to the closing;

(ii)            If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Deemed Liquidation Event(s) or if no such formula exists, then the value of such securities shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three days prior to the closing; and

(iii)            If there is no active public market, the value shall be the fair market value thereof, as so determined in good faith by the Board of Directors of the Corporation (including each of the Preferred Directors).

(b)            The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Subsection 2.4(a) to reflect the approximate fair market value thereof.

(c)            In the event the requirements of this Section 2 are not complied with, the Corporation shall forthwith either:

(i)            cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(ii)          cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Subsection 2.4(d).

(d)            The Corporation shall give each holder of record of the Preferred Stock written notice of such impending transaction within ten days after the Board of Directors of the Corporation approves such transaction or within ten days after the commencement of any involuntary proceeding, whichever is earlier. Such written notice shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than ten days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of the Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least 60% of the then outstanding shares of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

3.            Voting.

3.1.         General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of the Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of the Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Second Amended and Restated Certificate of Incorporation, as amended, the holders of the Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-converted to Common Stock basis.

3.2.            Election of Directors. For as long as there are any shares of the Preferred Stock outstanding, the holders of record of a majority of the then outstanding shares of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect three directors of the Corporation (the “Preferred Directors”). The holders of record of a majority of the then outstanding shares of Common Stock, voting together as a single class, shall be entitled to elect one director of the Corporation. If the holders of shares of the Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to the first two sentences of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock or Common Stock, as the case may be, elect an individual to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect an individual to fill such directorship. The holders of a majority of the then outstanding shares of Common Stock and/or the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board of Directors of the Corporation. Any director elected as provided in this Subsection 3.2 may be removed without cause, and any vacancy caused by the resignation, death or removal of such director may be filled, by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the then outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

3.3.            Preferred Stock Protective Provisions. At any time when shares of the Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Second Amended and Restated Certificate of Incorporation, as amended) the written consent or affirmative vote of the holders of at least 60% of the then outstanding shares of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, pursuant to consent given in writing or by vote at a meeting:

(a)            liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event or any recapitalization or reorganization of the Corporation or other transaction in which control of the Corporation is transferred, or sell, transfer, license or encumber the Corporation’s technology or intellectual property, or consent to any of the foregoing, other than licenses of the Corporation’s technology or intellectual property in the ordinary course of business;

(b)            amend, alter or repeal any provision of this Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, including, without limitation, in a manner that affects the powers, preferences or rights of the Preferred Stock;

(c)            amend, alter or repeal any provision of the By-Laws of the Corporation, including, without limitation, in a manner that affects the powers, preferences or rights of the Preferred Stock;

(d)            increase or decrease the authorized number of shares of the Preferred Stock or Common Stock;

(e)            reclassify, alter or amend any existing security of the Corporation in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preferred Stock in respect of any such right, preference or privilege (to the extent such rights preferences or privileges are not then currently in effect);

(f)            purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than repurchases of stock pursuant to stock restriction agreements or vesting agreements approved by the Board of Directors of the Corporation (including each of the Preferred Directors) that grant to the Corporation a right of repurchase upon termination of the service or employment of a consultant, director or employee;

(g)            borrow or guaranty or otherwise authorize any amount of indebtedness, other than (i) inventory financing in the ordinary course of business; and (ii) any indebtedness in an amount of up to $250,000 in the aggregate that is approved by the Board of Directors of the Corporation, including each of the Preferred Directors;

(h)            increase or decrease the authorized number of directors of the Board of Directors of the Corporation from nine members;

(i)            effect a change in the nature of the Corporation’s business from the discovery and development of small molecule therapeutics targeting the toxic proteins that cause the cognitive decline associated with Alzheimer’s disease and other neurodegenerative diseases;

(j)            enter into any transaction with any person or entity, including, without limitation, any of its founders, officers, directors or employees other than in the ordinary course of business on an arm’s length basis (as determined in good faith by the Board of Directors of the Corporation (including each of the Preferred Directors));

(k)            increase the number of shares of Common Stock reserved for issuance under the Corporation’s Amended and Restated 2017 Equity Incentive Plan, as amended from time to time, or any other equity-based incentive or compensation plan;

(l)            make, or permit any subsidiary to make, any loan or advance to any person or entity, including, without limitation, any founder, officer, employee or director of the Corporation or any subsidiary, except (i) advances in the ordinary course of business or (ii) advances up to $50,000 in the aggregate under the terms of an employment or service arrangement approved by the Board of Directors of the Corporation, including each of the Preferred Directors;

(m)            hire, terminate, or change the compensation in excess of $175,000 of any of its officers, directors or employees, unless such hiring, termination or compensation is approved by the Board of Directors of the Corporation, including each of the Preferred Directors;

(n)            own any stock or other securities of any other corporation, partnership, or other entity, unless approved by the Board of Directors of the Corporation, including each of the Preferred Directors;

(o)            guarantee, or permit any subsidiary to guarantee, any indebtedness except for (i) trade accounts of the Corporation or any subsidiary arising in the ordinary course of business, or (ii) any guarantee approved by the Board of Directors of the Corporation, including each of the Preferred Directors; or

(p)            make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of one year, unless approved by the Board of Directors of the Corporation, including each of the Preferred Directors.

4.            Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1.            Right to Convert.

4.1.1.            Conversion Ratio. Each share of the Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price applicable to such share of Preferred Stock by the Conversion Price (as defined below) applicable to such share of Preferred Stock in effect at the time of conversion. The “Conversion Price” shall initially be equal to $0.69 for the Series A Preferred Stock and

Series A-1 Preferred Stock, $0.8415 for the Series A-2 Preferred Stock, $0.923 for the Series B Preferred Stock, and $1.385 for the Series B-1 Preferred Stock. Such initial Conversion Price, and the rate at which shares of the Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2.            Termination of Conversion Rights. The Conversion Rights shall not terminate in connection with a Deemed Liquidation Event.

4.2.            Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation (including each of the Preferred Directors). Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of the Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3.            Mechanics of Conversion.

4.3.1.            Notice of Conversion. In order for a holder of the Preferred Stock to voluntarily convert shares of the Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of the Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of the Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of the Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and (b) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.3.2.            Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all the Preferred Stock then outstanding; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Second Amended and Restated Certificate of Incorporation, as amended. Before taking any action that would cause an adjustment reducing the Conversion Price of any series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.3.3.            Effect of Conversion. All shares of the Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except with respect to the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2. Any shares of the Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

4.3.4.            No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5.            Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of the Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4.            Adjustments to Conversion Price for Diluting Issues.

4.4.1.            Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)            “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)            “Original Issue Date” shall mean, with respect to the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock, and the Series B-1 Preferred Stock, the date on which the first share of such series of Preferred Stock, respectively, was issued.

(c)            “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)            “Additional Shares of Common Stock” shall mean, with respect to the determination of adjustments to the Conversion Price for each series of Preferred Stock, all shares of

Common Stock issued (or, pursuant to Subsection 4.4.3, deemed to be issued) by the Corporation on or after the Original Issue Date of such Series of Preferred Stock, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)            shares of Common Stock, Options or Convertible Securities issued upon the conversion of the Preferred Stock or by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsections 4.5, 4.6 or 4.7;

(ii)            shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or an arrangement approved by the Board of Directors of the Corporation, including each of the Preferred Directors;

(iii)            shares of Common Stock or Convertible Securities actually issued upon the exercise of Options, or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided that such issuance is pursuant to the terms of such Option or Convertible Security;

(iv)            shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation, including each of the Preferred Directors, that do not exceed an aggregate of 1,000,000 shares of Common Stock;

(v)            shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Corporation, including each of the Preferred Directors;

(vi)            shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation (or the assets of another corporation) by the Corporation whether by merger, reorganization or otherwise, provided, that such issuances are approved by the Board of Directors of the Corporation, including each of the Preferred Directors;

(vii)            shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Corporation, including each of the Preferred Directors;

(viii)            shares of Common Stock issued or issuable pursuant to currently outstanding Options granted under the Corporation’s Amended and Restated 2017 Equity Incentive Plan, as amended from time to time, with such amendment as approved by the Board of Directors of the Corporation, including each of the Preferred Directors;

(ix)            shares of Common Stock issued or issuable upon the closing of a public offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in which all shares of the Preferred Stock are automatically converted to Common Stock pursuant to Subsection 5.1(a);

(x)            shares of Common Stock issued or issuable upon conversion of any shares of the Series B Preferred Stock issued under that certain Series B Stock Purchase Agreement dated as of March 20, 2014, as amended, and under that certain Series B Preferred Stock Purchase Agreement dated as of November 16, 2016, as it may be amended, among the Corporation and the other parties listed therein;

(xi)            shares of Common Stock issued or issuable upon exercise of one or more Warrant(s) issued by the Corporation to the Alzheimer Drug Development Foundation, Inc. under that certain Agreement to Accept Conditions for Biotechnology Grant Funding dated as of July 6, 2010;

(xii)            shares of Common Stock issued upon exercise of Common Stock Purchase Warrants issued by the Corporation under that certain Note and Warrant Purchase Agreement, among the Corporation and the purchasers named therein, dated as of March 11, 2016, as amended;

(xiii)            shares of Common Stock issued or issuable upon the conversion, exercise or exchange of all other Options and Convertible Securities outstanding as of November 16, 2016; and

(xiv)            shares of Series B-1 Preferred Stock issued or issuable upon conversion of one or more Convertible Promissory Notes (and shares of Common Stock issued upon conversion of such shares of Series B-1 Preferred Stock) issued by the Corporation under (a) that certain Note Purchase Agreement, among the Corporation and the purchasers named therein, dated as of March 8, 2018, as amended, and (b) that certain Note Purchase Agreement, among the Corporation and the purchasers named therein, dated as of November 15, 2018, as amended.

4.4.2.            No Adjustment of Conversion Price. No adjustment in the Conversion Price applicable to a share of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Subsection 4.4.5 for an Additional Share of Common Stock issued or deemed to be issued by the Corporation) is less than the Conversion Price for such share of Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

4.4.3.            Deemed Issue of Additional Shares of Common Stock.

(a)            If the Corporation at any time or from time to time after the Original Issue Date applicable to a series of Preferred Stock shall issue any Options or Convertible Securities (excluding Options or Convertible Securities that are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Convertible Security or Option or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)            If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of any series of Preferred Stock pursuant to the terms of Subsection 4.4.4. are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Subsection 4.4.3(b) shall have the effect of increasing the Conversion Price of any series of Preferred Stock to an amount that exceeds the lower of (A) such Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (B) such Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)            If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than such Conversion Price then in effect with respect to such series of Preferred Stock, or because such Option or Convertible Security was issued before the Original Issue Date of such series of Preferred Stock), are revised after Original Issue Date of such series of Preferred Stock as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)            Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of any series of Preferred Stock pursuant to the terms of Subsection 4.4.4, such Conversion Price shall be readjusted to the Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)            If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of a series of Preferred Stock that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4.            Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date applicable to a series of Preferred Stock issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4,3), without consideration or for a consideration per share less than Conversion Price of such series of Preferred Stock in effect immediately prior to such issue, then the Conversion Price applicable to each share of such series of Preferred Stock shall be reduced, concurrently with such issue, to a price per share (calculated to the nearest one-hundredth of a cent) in accordance with the following formula:

CP2 = CP1* (A+ B) ÷ (A+ C).

For purposes of the foregoing formula, the following definitions shall apply:

(i)            “CP2” shall mean, with respect to the determination of adjustments to the Conversion Price of any series of Preferred Stock, the Conversion Price of such series of Preferred Stock in effect immediately after such issue of Additional Shares of Common Stock;

(ii)            “CP1” shall mean, with respect to the determination of adjustments to the Conversion Price of any series of Preferred Stock, the Conversion Price of such series of Preferred Stock in effect immediately prior to such issue of Additional Shares of Common Stock;

(iii)            “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock, treating for this purpose as outstanding shares of Common Stock underlying only those Options or Convertible Securities that (x) are outstanding immediately prior to such issue and (y) are vested or otherwise exercisable;

(iv)            “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(v)            “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5.      Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)            For cash and property, such consideration shall:

(i)            insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)            insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation (including each of the Preferred Directors); and

(iii)            in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation (including each of the Preferred Directors).

(b)            For Options and Convertible Securities, the consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)            the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration.) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)            the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6.       Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of any series of Preferred Stock pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price of such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5.            Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time on or after the Original Issue Date of any series of Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Price of such series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date of any series of Preferred Stock combine the outstanding shares of Common Stock, the Conversion Price of such series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Subsection 4.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6.            Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time on or after the Original Issue Date of any series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or in cash or other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of such series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.7.            Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.5 or 4.6), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of the Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of the Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation (including each of the Preferred Directors)) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of each series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.8.            Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of the Preferred Stock (but in any event not later than 15 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price of such series of Preferred Stock then in effect, and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property that then would be received upon the conversion of the Preferred Stock.

4.9.            Notice of Record Date. In the event:

(a)            the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)            of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)            of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on. which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten days prior to the record date or effective date for the event specified in such notice.

5.            Mandatory Conversion.

5.1.            Trigger Events. Upon the initial closing of the Corporation’s first firmly underwritten public offering of its Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”), and declared effective under the Securities Act, in which the Corporation’s Common Stock is listed on a national securities exchange (other than a registration statement relating either to the sale of securities to employees of the Corporation pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction) covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share of not less than three times the highest then applicable Conversion Price resulting in offering proceeds to the Corporation of a least $30,000,000 net of underwriting discounts and commissions (the time of such closing is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of the Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Price and (ii) such shares may not be reissued by the Corporation.

5.2.            Procedural Requirements. All holders of record of shares of the Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of the Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of the Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of the Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

6.            Waiver. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of the Preferred Stock, the Series B-1 Preferred Stock, the Series B Preferred Stock, the Series A-2 Preferred Stock, the Series A-1 Preferred Stock or the Series A Preferred Stock, as the case may be, by the requisite percentage (as set forth in the applicable provision(s) of this Second Amended and Restated Certificate of Incorporation, as amended) of such stockholders of the Corporation that are entitled to a vote upon or consent with respect to any such right, power, preference or other term.

7.            Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of the Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

8.            No Reissuance of Preferred Stock. No share or shares of any series of the Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. This Second Amended and Restated Certificate of Incorporation, as amended, shall be appropriately amended to effect the corresponding reduction in the Corporation’s capital stock.

B.            COMMON STOCK

1.            General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.            Voting. The holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of the Preferred Stock that may be required by the terms of this Second Amended and Restated Certificate of Incorporation, as amended) the affirmative vote of the holders of shares of capital stock of the Corporation (voting as a single class) representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote (the Preferred Stock voting on an as if converted to Common Stock basis) and without a separate class vote by the holders of the Common Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.